EXHIBIT 4.56

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OREA Ontario Real Estate Association

Agreement of Purchase and Sale
Condominium Resale - Commercial

TREB COMMERCIAL NETWORK

Form 501
for use in the Province of Ontario

This Agreement of Purchase and Sale dated this 20 day of November, 20 23

BUYER: TIBET'S SPRING CULTURAL DEVELOPMENT INC. (Full legal names of all Buyers), agrees to purchase from

SELLER: VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC. (Full legal names of all Sellers), the following

PROPERTY:
a unit in the condominium property known as Unit (Apartment/Townhouse/Suite/Unit) No. E25 located at 4300 Steeles Ave E Markham ON L3R 0Y5

in the Markham

being .... (Legal Name of Condominium Corporation) Condominium Plan No ....

Unit Number .... Level No. .... Building No. .... together with ownership or exclusive use of Parking Space(s) .... (Number(s), Level(s)), together with ownership or exclusive use of

Locker(s) .... (Number(s), Level(s)), together with Seller's proportionate undivided tenancy-in-common interest in the common elements appurtenant to the Unit as described in the Declaration and Description including the exclusive right to use such other parts of the common elements appurtenant to the Unit as may be specified in the Declaration and Description: the Unit, the proportionate interest in the common elements appurtenant thereto, and the exclusive use portions of the common elements, being herein called the "Property".

PURCHASE PRICE: Dollars (CDN$) ~~260,000.00~~ 250000.00 LHM

Two hundred ~~Sixty~~ Fifty LHM thousand and 00/100 Dollars

DEPOSIT: Buyer submits upon acceptance (Herewith/Upon Acceptance/as otherwise described in this Agreement)

Fifteen thousand and 00/100 Dollars (CDN$) 15,000.00

by negotiable cheque payable to Tiffany Chan In Trust "Deposit Holder" to be held in trust pending completion or other termination of this Agreement and to be credited toward the Purchase Price on completion. For the purposes of this Agreement, "Upon Acceptance" shall mean that the Buyer is required to deliver the deposit to the Deposit Holder within 24 hours of the acceptance of this Agreement. The parties to this Agreement hereby acknowledge that, unless otherwise provided for in this Agreement, the Deposit Holder shall place the deposit in trust in the Deposit Holder's non-interest bearing Real Estate Trust Account and no interest shall be earned, received or paid on the deposit.

Buyer agrees to pay the balance as more particularly set out in Schedule A attached.

SCHEDULE(S) A .... attached hereto form(s) part of this Agreement.

1. **IRREVOCABILITY:** This offer shall be irrevocable by Buyer (Seller/Buyer) until 11:59PM (a.m./p.m.) on the 30 day of November, 20 23, after which time, if not accepted, this offer shall be null and void and the deposit shall be returned to the Buyer in full without interest.

2. **COMPLETION DATE:** This Agreement shall be completed by no later than 6:00 p.m. on the 20 day of December, 20 23. Upon completion, vacant possession of the Property shall be given to the Buyer unless otherwise provided for in this Agreement.

INITIALS OF BUYER(S): LHM **INITIALS OF SELLER(S):**

The trademarks REALTOR®, REALTORS®, MLS®, Multiple Listing Services® and associated logos are owned or controlled by

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3. NOTICES: The Seller hereby appoints the Listing Brokerage as agent for the Seller for the purpose of giving and receiving notices pursuant to this Agreement. Where a Brokerage (Buyer's Brokerage) has entered into a representation agreement with the Buyer, the Buyer hereby appoints the Buyer's Brokerage as agent for the purpose of giving and receiving notices pursuant to this Agreement. **Where a Brokerage represents both the Seller and the Buyer (multiple representation), the Brokerage shall not be appointed or authorized to be agent for either the Buyer or the Seller for the purpose of giving and receiving notices.** Any notice relating hereto or provided for herein shall be in writing. In addition to any provision contained herein and in any Schedule hereto, this offer, any counter-offer, notice of acceptance thereof or any notice to be given or received pursuant to this Agreement or any Schedule hereto (any of them, "Document") shall be deemed given and received when delivered personally or hand delivered to the Address for Service provided in the Acknowledgement below, or where a facsimile number or email address is provided herein, when transmitted electronically to that facsimile number or email address, respectively, in which case, the signature(s) of the party (parties) shall be deemed to be original.

FAX No.: .... (For delivery of Documents to Seller) FAX No.: .... (For delivery of Documents to Buyer)

Email Address: .... (For delivery of Documents to Seller) Email Address: .... (For delivery of Documents to Buyer)

4. CHATTELS INCLUDED: N/A

Unless otherwise stated in this Agreement or any Schedule hereto, Seller agrees to convey all fixtures and chattels included in the Purchase Price free from all liens, encumbrances or claims affecting the said fixtures and chattels.

5. FIXTURES EXCLUDED: N/A

6. RENTAL ITEMS (Including Lease, Lease to Own): The following equipment is rented and **not** included in the Purchase Price. The Buyer agrees to assume the rental contract(s), if assumable:

N/A

The Buyer agrees to co-operate and execute such documentation as may be required to facilitate such assumption.

7. COMMON EXPENSES: Seller warrants to Buyer that the common expenses presently payable to the Condominium Corporation in respect of the Property are approximately $ 795.44 per month, which amount includes the following: common elements, building insurance

8. PARKING AND LOCKERS: Parking and Lockers are as described above or assigned as follows: .... at an additional cost of: ....

9. HST: If the sale of the property (Real Property as described above) is subject to Harmonized Sales Tax (HST), then such tax shall be in addition to the Purchase Price. The Seller will not collect HST if the Buyer provides to the Seller a warranty that the Buyer is registered under the Excise Tax Act ("ETA"), together with a copy of the Buyer's ETA registration, a warranty that the Buyer shall self-assess and remit the HST payable and file the prescribed form and shall indemnify the Seller in respect of any HST payable. The foregoing warranties shall not merge but shall survive the completion of the transaction. If the sale of the property is not subject to HST, Seller agrees to certify on or before closing, that the transaction is not subject to HST. Any HST on chattels, If applicable, is not included in the Purchase Price.

INITIALS OF BUYER(S): LHM **INITIALS OF SELLER(S):**

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10. TITLE SEARCH: Buyer shall be allowed until 6:00 p.m. onthe .0 6..............dayof ll.ec:Elll>.er..... ...., 20.. .3...... (Requisition Dote) to examine the title to the Property at Buyer's own expense and until the ear lier of: (i) thirty days from the later of the Requisition Dote or the dote on which the cond itions in this Ag reement ore fulfilled or otherwise waived or; (ii) five days prior to completion, to satisfy Buyer that there ore no outstanding work orders or deficiency notices affecting the Property, and that its present use (.c:(JUIII :rc.i .a. ....) may be lawfully continued. If within that time any valid objection to title or to any outstanding work order or deficiency notice, or to the fact the said present use may not lawfully be continued, is mode in writing to Seller and which Seller is unable or unwilling to remove, remedy or satisfy or obtain insurance save and except against risk of fire (Ti tle Insurance) in favour of the Buyer and any mortgagee, (with oil related costs a t the expense of the Seller), and which Buyer wil l not waive, this Agreement notwithstanding any intermediate acts or negotiations in respect of such objections, shall be at on end and all monies paid shal l be returned without interest or deduction and Seller, listing Brokerage and Co-operating Brokerage shall not be liable for any costs or damages. Save as to any valid ob jection so mode by such day and except for any objection going to the root of the title, Buyer shall be conclusively deemed to hove accepted Seller's title to the Property. Seller hereby consents to the municipality or other governmental agencies releasing to Buyer deta ils of all outstandi ng work orders and deficiency notices affecting the Property, and Seller agr ees to execute and deliver such further authorization s in this regard as Buyer may reasonably require.

11. TITLE: Buyer agrees to accept title to the Property subject to oil righ ts and easements registered against title for the supply and installation of telecommunication services , electricity, gos, sewers, wa ter, television coble faci lities and o the r related services; provided that ti tle to the Property is otherwise good and free from all encumbrances except: (a) as herein expressly provided; (b) any registered restrictions, conditions or covenants that run with the land provided such hove been compl ied with; (c) the provisions of the Condominium Act and its Regulations and the terms, condi tions and provisions of the Declara tion, Description and By-low s, Occupancy Standards By-low s, inc luding the Common Element Rules and other Rules and Regulat ions; and (d) any existing municipal agreements, zoning by-lows and/or regulations and utili ties or service contracts.

12. CLOSING ARRANGEMENTS: Where each of the Seller and Buyer retain a lawyer to complete the Agreement of Purchase and Sole of the Property, and where the transaction wi ll be completed by electronic registration pursuant to Part Ill of the Land Registration Reform Act, R.S.O. 199 0, Chapter L4 and the Electronic Registra tion Act, S.O. 1991, Chapter 44, and any amendments thereto, the Seller and Buyer acknowledge and agree that the exchange of closing funds, non-registrable documents and other i tems (the "Requisite Deliveries") and the release thereof to the Seller and Buyer will (a) not occur at the some time as the regi stration of the transfer/deed (and any other documentsintend ed to be registered in connect ion with the completion of this transaction) and (b) be subject to conditions whereby the lowyer(s) receiving any of the Requisite Deliveries will berequired to hold some in trust and not release some except in accordance with the terms of a document registration agreement between the said lawyers. The Seller and Buyer irrevocably instruct the said lawyers to be bound by the document registration agreement which is recommended from time to time by the Low Society of Ontario. Unless otherw ise agreed to by the lawyers, such exchange of Requisite Deliveries shall occur by the delivery of the Requisite Deliveries of each party to the office of the lawye r for the other party or such other location agreeable to both lawyers.

13. STATUS CERTIFICATE AND MANAGEMENT OF CONDOMINIUM: Seller represents and wa rrants to Buyer that there ore no special assessments contemplated by the Condominium Corporation , and there ore no legal actions pending by or against or contemplated by the Condominium Corporation. The Seller consents to a request by the Buyer or his authorized representative for a Status Cer tificate from the Condominium Corporation. Buyer acknowledges that the Condominium Corporation may hove entered into a Management Agreement for the management of the condominium property.

14. DOCUMENTS AND DISCHARGE: Buyer shall not coll for the production of any title deed , abstract, survey or other evidence of title to the Property except such as are in the possession or control of Seller. Seller agrees to del iver to Buyer, if it is possible without incurring any costs in so doing, copies of all current condominium documentation of the Condominium Corporation, including the Declar ation, Description, By-lows, Common Element Rules and Regulations and the most recent financial statements of the Condomin ium Corpora tion. If a discharge of any Charge/ M ortgage held bys corporation incorporated pursuant to the Trust And Loon Companies Act (Canada), Chartered Bonk, Trust Company, Credit Union, Caisse Populoire or Insurance Company and which is not to be assumed by Buyer on completion, is not available in registrable form on completion, Buyer agrees to accept Seller's lawyer's personal undertaking to obta in, out of the closing fund s,adischarge in registrabl e form and to register some, or cause some to be registered, on title within a reasonable period of time ofter completion, provided that on or before completion Seller shall provide to Buyer o mortgage statem ent prepared by the mortgagee setting out the balance required to obtain the discharge, and, where a real-time electronic cleared funds transfer system is not being used, a direction executed by Seller direc ting payment to the mortgagee of the amount required to obtain the discharge out of the balance due on completion.

15. M!:!:T!NGS: Seller represents and warrants to Buyer that at the time of the acceptance of this Offer he hos not received a notice convening a specia l or general meeting of the Condominium Corporation respecting; (o) the termination of the government of the condo minium property; (b) any substantial alteration in or substantia l addition to the common elements or the renovation thereo f; OR (c) any substantia l change in the assets or liabili ties of the Condominium Corporation; and Seller covenants that if he receives any such notice prior to the date of completion he shall forthwith notify Buyer in writing and Buyer may thereupon at his option declare this Agreemen t to be null and void and all monies paid by Buyer shal l be refunded without interest or deduction.

16. IN SPECTION : Buyer acknowledges having had the opportunity to inspect the Property and understan d s that upon acceptance of this offer there shall be a binding agreement of purchase and sole between Buyer and Seller.

INITIALS OF BUYER(S): **IN ITIALS OF SELLER(S):**

The trademarks, REALTOR®, REALTORS®, MLS®, Multiple Listing Services® and associated logos are owned or controlled by The Canadian Real Estate Association (CREA) and identify the real estate professionals who are members of CREA and the quality of services they provide. Used under license.
© 2023, Ontario Real Estate Association ("OREA"). All rights reserved. This form was developed by OREA for the use and reproduction by its members and licensees only. Any other use or reproduction is prohibited except with prior written consent of OREA. Do not alter when printing or reproducing the standard pre-set portion. OREA bears no liability for your use of this form.

Form 501 Revised 2023 Page 3 of 6

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17. APPROVAL OF THE AGREEM EN T: In the event that consent ta this sale is required to be g iven by the Condominium Corporation or the Board of Directors, the Seller will apply forthwith for the requisite consent, and if such consent is refused, then this Agreement shall be null and void and the deposit monies paid hereunder shall be refunded without interest or other penalty to the Buyer.

18. IN SURANCE: The Unit and all other things being purchased shall be and remain at the risk of the Seller until completion . In the event of substantial damage to the Property Buyer may at his option either permit the proceeds of insurance ta be used for repair of such damage in accordance with the provi sions of the Insurance Trust Agreeme nt, or terminate this Agreement and all deposit monies paid by Buyer hereunder shall be refunded without interest or deduction. If Seller is taking bock a Charge/Mortgage, or Buyer is assuming a Charge/ M or tgage, Buyer shall supply Seller with reasonable evidence of adequa te insurance to protect Seller's or other mortgagee's interest on completion.

19 . DOCUMENT PREPARATION: The Transfer / Deed shall , save for the Land Transfer Tax Affidavit, be prepared in registrable form at the expense of Seller, and any Charge/Mortgage to be given back by the Buyer to Seller at the expense of the Buyer.

20. RESIDENCY: (a) Sub je ct to (b) below, the Seller represents and warrants that the Seller is not and on completion will not be a non-resident under the non-residency provisions of the Income Tax Act which representation and warranty shal l survive and not merge upon the completion of this transaction and the Seller shall deliver to the Buyer a statutory decla ration that Seller is not then a non-resi dent of Canada;
(b) provided that if the Seller is a non-resident under the non-residency provisions of the Income Tax Act. the Buyer shall be credited towards the Purchase Price with the amount, if any, necessary for Buyer to pay to the M inister of National Revenue to satisfy Buyer's liabili ty in respect of tax payab le by Seller under the non-residency provisions of the Income Tax Act by reason of this sale. Buyer shall not claim such credit if Seller delivers on comp letion the prescribed certificate.

2 1. ADJUSTMEN TS: Common Expenses; realty taxes, including local improvementrates; mortgage interest; rentals; unmetered public or private utilities and fuel where billed to the Unit and not the Condominium Corpora tion; are to be apportioned and allowed to the day of completion , the day of complet ion itself to be appor tioned to the Buyer. There shall be no adjustment for the Seller's share of any assets or liabi lities of the Condom inium Corporation including any reserve or contingency fund to which Seller may have contributed prior to the date of completion.

22. PROPERTY ASSESSMEN T: The Buyer and Seller hereby acknowledge that the Province of Ontario has implemented current value assessment and properties may be re-assessed on an annual basis. The Buyer and Seller agree that no claim will be made against the Buyer or Seller, or any Brokerage , Broker or Salesperson, for any changes in property tax as a result of a re-asses sment of the Property, save and except any property taxes that accrued prior to the complet ion of this transaction.

23. TIME LIMITS: Time shall in all respects be of the essence hereof provided that the time for doing or completing of any matter provided for herein may be extended or abridged by an agreement in writing signed by Seller and Buyer or by their respective lawyers who may be specif ically authorized in that regard .

24. TENDER: Any tender of documents or money hereunder may be made upon Seller or Buyer or their respective lawyers on the day set for completion. Money shall be tendered with funds drawn on a lawyer' s trust acco unt in the form of a bank draft, certified cheque or wire transfer using the Lynx high value payment system as set out and prescribed by the *Canadian Payments Act (R.S.C., 1985, c. C-21)*, as amended from time to time.

25 . FAMILY LAW ACT: Seller warrants that spousal consent is not necessary to this transaction under the provisions of the Family Law Act, R. S.O . 1990 unless the spouse of the Seller hos executed the consent hereinafter provided.

26 . UFFI: Seller represents and warrants to Buyer that during the time Seller has owned the Proper ty, Seller has not caused any building on the Property to be insulated with insulation containing urea formaldehyde, and that to the best of Seller's knowledge no building on the Property contains or has ever contained insula tion that contains urea formaldehyde . This warranty shall survive and not merge on the completion of this transaction, and if the building is port of o multiple unit building, this warranty shall only apply to that part of the build ing which is the sub ject of this transaction.

27. LEGAL, ACCOUNTING AND ENVIRONMENTAL ADVICE: The part ies acknowledge that any information provided by the Brokerage is not legal, tax or environmental advice, and that i t has been recommended that the parties obtain independent professional advice prior to signing this documen t.

28. CONSUMER REPORTS: The Buyer is hereby notified that a consumer report containing credit and/or personal information may be referred to in connection with this transaction.

29. AGREEMENT IN WRITING: If there is conflict or discrepancy between any provision added to this Agreement (including any Schedule attached hereto) and any provision in the standard pre-set portion hereof, the added provision shall supersede the standard pre-set provision ta the extent of such conflict or discrepancy. This Agreement including any Schedule attached hereto, shall constitute the entire Agreement between Buye r and Seller. There is no representation, warran ty, colla teral agreement or condition, which affects this Agreement other than as expressed herein. For the purposes of th is Agreement, Seller means vendor and Buyer means purchaser. This Agreement shal l be read with all changes of gender or number required by the context.

30 . ELECTRONIC SIGN ATURES: The parties hereto consent and agree to the use of electronic signa tu res pu rsuant to the *Electronic Commerce Act, 2000*, S.O. 2000, c 17 as amended from time to time with respec t to thi s Agreement and any other documents respecting this transac tion.

31. TIME AND DATE: Any reference to a time and date in this Agreement shall mean the time and date where the Property is located.

INITIALS OF BUYER(S): **INITIALS OF SELLER(S):**

The trademarks REALTOR®, REALTORS®, MLS®, Multiple Listing Services® and associated logos are owned or controlled by The Canadian Real Estate Association (CREA) and identify the real estate professionals who are members of CREA and the quality of services they provide. Used under license.
©2023 Ontario Real Estate Association ("OREA"). All rights reserved. This form was developed by OREA for the use and reproduction by its members and licensees only. Any other use or reproduction is prohibited except with prior written consent of OREA. Do not alter when printing or reproducing the standard pre-set portion. OREA bears no liability for your use of this form.

Form 501 Revised 2023 Page 4 of 6

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32. SUCCESSORS AND ASSIGNS: The heirs, executors, administrators, successors and assigns of the undersigned are bound by the terms herein.

SIGNED, SEALED AND DELIVERED in the presence of: IN WITNESS whereof I have hereunto set my hand and seal:

TIBET'S SPRING CULTURAL DEVELOPMENT INC.

(Witness) HUIMIN LUO (Buyer/Authorized Signing Officer) (Seal) 11/20/2023 (Date)

(Witness) (Buyer/Authorized Signing Officer) (Seal) (Date)

I, the Undersigned Seller, agree to the above offer. I hereby irrevocably instruct my lawyer to pay directly to the brokerage(s) with whom I have agreed to pay commission, the unpaid balance of the commission together with applicable Harmonized Sales Tax (and any other taxes as may hereafter be applicable), from the proceeds of the sale prior to any payment to the undersigned on completion, as advised by the brokerage(s) to my lawyer.

SIGNED, SEALED AND DELIVERED in the presence of: IN WITNESS whereof I have hereunto set my hand and seal:

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

(Witness) (Seller/Authorized Signing Officer) (Seal) 12/01/2023 (Date)

(Witness) (Seller/Authorized Signing Officer) (Seal) (Date)

SPOUSAL CONSENT: The undersigned spouse of the Seller hereby consents to the disposition evidenced herein pursuant to the provisions of the Family Law Act, R.S.O.1990, and hereby agrees to execute all necessary or incidental documents to give full force and effect to the sale evidenced herein.

(Witness) (Spouse) (Seal) (Date)

CONFIRMATION OF ACCEPTANCE: Notwithstanding anything contained herein to the contrary, I confirm this Agreement with all changes both typed and written was finally accepted by all parties at .... (a.m./p.m.) this .... day of ...., 20.......

(Signature of Seller or Buyer)

INFORMATION ON BROKERAGE(S)

Listing Brokerage .... (Tel.No.)

(Salesperson/Broker/Broker of Record Name)

Co-op/Buyer Brokerage .... (Tel.No.)

(Salesperson/Broker/Broker of Record Name)

Property Manager: (Name) (Address) (Tel. No., Fax. No.)

ACKNOWLEDGEMENT

I acknowledge receipt of my signed copy of this accepted Agreement of Purchase and Sale and I authorize the Brokerage to forward a copy to my lawyer.

(Seller) VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC. (Date)

(Seller) 12/01/2023 (Date)

Address for Service ....

(Tel. No.)

Seller's Lawyer ....

Address ....

Email ....

(Tel. No.) (Fax. No.)

I acknowledge receipt of my signed copy of this accepted Agreement of Purchase and Sale and I authorize the Brokerage to forward a copy to my lawyer.

HUIMIN LUO

(Buyer) TIBET'S SPRING CULTURAL DEVELOPMENT INC. 11/20/2023 (Date)

(Buyer) (Date)

Address for Service ....

(Tel. No.)

Buyer's Lawyer ....

Address ....

Email ....

(Tel. No.) (Fax. No.)

FOR OFFICE USE ONLY

COMMISSION TRUST AGREEMENT

To: Co-operating Brokerage shown on the foregoing Agreement of Purchase and Sale:
In consideration for the Co-operating Brokerage procuring the foregoing Agreement of Purchase and Sale, I hereby declare that all moneys received or receivable by me in connection with the Transaction as contemplated in the MLS® Rules and Regulations of my Real Estate Board shall be receivable and held in trust. This agreement shall constitute a Commission Trust Agreement as defined in the MLS® Rules and shall be subject to and governed by the MLS® Rules pertaining to Commission Trust.

DATED as of the date and time of the acceptance of the foregoing Agreement of Purchase and Sale. Acknowledged by:

(Authorized to bind the Listing Brokerage) (Authorized to bind the Co-operating Brokerage)

The trademarks REALTOR®, REALTORS®, MLS®, Multiple Listing Services® and associated logos are owned or controlled by The Canadian Real Estate Association (CREA) and identify the real estate professionals who are members of CREA and the quality of services they provide. Used under license.
© 2023, Ontario Real Estate Association ("OREA"). All rights reserved. This form was developed by OREA for the use and reproduction by its members and licensees only. Any other use or reproduction is prohibited except with prior written consent of OREA. Do not alter when printing or reproducing the standard pre-set portion. OREA bears no liability for your use of this form.

Form 501 Revised 2023 Page 5 of 6

D i giSign Ve r i fi ed - O d 09 0 e 3a - 2f97 - 41ae - 8 9 5d - 73ddf9a0d 4 2a9 Form 501 for use in the Province o f Ontar i o Schedule A Agreemen t of Purchase and Sale Condominium Resale - Comm e r cial ll!A Ont a ri o R ea l E sta t e A ss oci a tion T hi s S chedule is a ttac he d t o and fo r m s part o f t he Agreement of Pur c hase and S a le b e tw e en: 1) / M Ti be t ' s S p r i ng Cultural De ve l o p omen t I n c . B UY ER: .. . ,and S ELL ER: V i :, io ll :":Y. . E . " " t ' . i . o n Te c,ll · no· l " 9.Y . . !l c l , d . i ll !,1 '3 Grou p . . r 11c . : . .. ., . . .. . .. . . .. . E · 2 s . . ... ... .. . ........ . . . .... .. ........... . ....... . .... . 1) / M Markham fo r the p ur c h a s e an d s ale of . _ 4 . 3 0 . . . ... . . . s . t . ee les Ave 2 0 · .. . . .. .. . . .... .. . . . . . . .. .. .. .. . . . .. .. .. . . . . .. . .. . , .... . . .. . . .. .. da ted the . " :LJ / M . . . day of . . . . ... . .. . . . ... . . . . . .. ... .. . r:ro v e mber . .. . .. . . .. . .. . . , 2 0 . 2 } Bu y e r a g ree s t o pay th e bala nce a s foll o w s: The Buyer agrees to pay the balance of the purchase price, subject to adjustments, to the seller on the completion of this transaction, with funds drawn on a lawyer trust a c count in the form of a bank draft,certifi e d cheque or wire transfer using the large va l ue transfer system. The Se l ler agrees to discharge any m o rtgage or liens or other encumbrances registered against the property on or before closing at his own expense, on or before closing. The Buyer knowledge that the chattels and fixtures as not included in the Agreement of purchase and sale . The Buyer agrees to accept e x isting lease agreement a l l term left. This Offer is c onditional upon the Buyer's S o licitor review the following Condominium Corporation's D o cumentati o n : a ) Status Certificate and attachments, and finding all of the foregoing satisfactory in the Buyer ' s Solicitor ' s s o le and absolute discretion . Unless the buyer gives notice in writing delivered to the Seller no later than Five(S) banking days (excluding Saturday, Sunday and Statutory Holidays) after receipt by the Buyer ' s solicitor of the foregoing documentation, that this c o ndition is fulfilled, this o ffer s hall be null and void and t he deposit shall be r e tu r ned to the buyer in full without deduction . The Seller agrees to request and deliver to the Bu y er ' s Solicitor, at the Seller's expense, the foregoing documentation within twenty(20) days after acceptance of this Agreement . This c o nditi o n is included for the benefit f o r the Buyer and maybe waived at the Buyer ' s sole option by the notice in writing to the seller within the time period stated herein rranging satis ;i.s a st .. aiueGI lay then become nul l inter 7 st ƒ ?, n. V(/ The Seller represents and warrants that during the time the Se l ler has owned the property, the use of the property and building and structures thereon has not been for the growth or manufacture of any il l egal substances, and that to the best of the Se l ler ' s knowledge and be l ief, the use of the property and the buildings and structures thereon has never been for the growth or manufacture of illegal substances . This warranty shall survive and not merge on the completion of this transaction . The Se l ler represents and warrants that during the time the Sell e r has owned the p r operty , the use of the property and building and structures thereon, there have been no deaths, suicides, or murders on the property a t any time, and further to the best of the S eller's knowledge and belief that there are no neighborhood conditions that could negatively affect the buyers use and enjoyment or perceived value of the property. This warranty shall survi v e and not merge on the completion of this transaction. Thi s f o rm must be i n it ialled by all par t ies to th e Ag r e emen t of Purchase an d Sole . INITIALS OF BUYER(S): C0 m Th e trod e m o rks R E ALTO R ® , R E AL T ORS® , ML S® , Multip l e Us t ing Se r v i ces® ond ossociated l ogos or e own e d or c ontro lle d by , l , d , ,JI Th e Cono d io . n Real E s t at e Associati o n (CREA) and i den t i fy t h e real estate p r of es s i o n a l s who ore membe r s o f CREA and the ' ..... . qua l i ty o f s e rvic e s th e y p r ovid e . Us e d und e r l ic e n e © 2023, Onta r io Rea l Estate A s sociatio n ! " O REA " ) . All right s r ese r v e d. This f or m was deve l oped by O RE A for th e us e and rep r oduct ion by i ts mem ers and licensees only. Any ot h e r use o r r e produc t ion i s prohibit e d e cept w i th p no r written consent of OREA. Do not a l te r when p r i nting or repro d ucing t h e s tandard p r e - . - se t por tion . O R E A b e a rs no l iabi l i ty for you r u s e o f this form . INITIALS OF SELLER(S) : Form 501 R e vised 20 23 Pa g e 6 of 6

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